Exhibit 99.1

PRESS RELEASE

Contacts:

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

NUVELO ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SUNNYVALE, Calif., August 9, 2004 /PRNewswire/ — Nuvelo, Inc. (Nasdaq: NUVO) today announced results for the quarter ended June 30, 2004.

Nuvelo incurred a net loss of $11.0 million or $0.34 per share for the three months ended June 30, 2004 and $28.6 million or $0.97 per share for the six months ended June 30, 2004, compared to a net loss of $16.3 million or $0.77 per share for the three months ended June 30, 2003 and $29.9 million or $1.59 per share for the six months ended June 30, 2003. The decreased net loss resulted primarily from decreased general and administrative expenses, R&D employee costs, depreciation expenses and the loss on sale of certain assets in 2003 as compared to the six months ended June 30, 2004, partially offset by increased license expenses incurred in connection with worldwide license and collaboration fees and development expenses relating to our rNAPc2 and ARC183 drug candidates. Revenues were $0.9 million for the three months ended June 30, 2004 and $1.6 million for the six months ended June 30, 2004, compared to revenues of $0.4 million for the three months ended June 30, 2003 and $1.7 million for the six months ended June 30, 2003.

As of June 30, 2004, Nuvelo had approximately $80.0 million in cash, cash equivalents and short-term investments compared to approximately $34.2 million at December 31, 2003. This increase in cash was a result of the $69.5 million in net proceeds raised from our public offering in March 2004.

“Over the past few months we continued to make important progress in achieving our milestones, highlighted by the completion of both of our Phase 2 alfimeprase programs in peripheral arterial occlusion (PAO) and catheter occlusion,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “In addition, we have been able to significantly strengthen our management team by bringing in Lee Bendekgey who will serve as SVP, CFO and general counsel, Simon Allen who will serve as VP corporate and business development and promoting Gary Titus to VP finance and chief accounting officer. We have made impressive progress over the first part of the year and look forward to updating you on our upcoming milestones including: initiation of a Phase 3 alfimeprase trial, presentation of Phase 2 alfimeprase data from our trial in acute PAO patients at the upcoming Transcatheter Cardiovascular Therapeutics (TCT) 2004 Annual Scientific Symposium, initiation of a Phase 1 trial with ARC183, continuation of our rNAPc2 efforts in acute coronary syndromes (ACS) and its potential to expand into other indications and finally, continued progress in our research efforts surrounding antibody targets and secreted proteins.”

Second Quarter Highlights

—Investigational New Drug (IND) application for thrombin inhibitor, ARC183, submitted to the Food and Drug Administration (FDA).

— Enrollment in our Phase 2 alfimeprase trial was completed showing that alfimeprase has the potential to restore blood flow in the limbs of patients with acute PAO in four hours or less.

—Preliminary Phase 2 alfimeprase data on the first 87 patients in our acute PAO trial was presented at the Vascular 2004 Annual Meeting showing that there was a clear dose response, increasing the rate of restoration of flow as the trial moved from the 0.1 mg/kg dose to the 0.6 mg/kg dose.

—Planned interim analysis of the first 48 patients in our Phase 2 alfimeprase trial was completed in patients with occluded central venous catheters and we subsequently concluded the trial early with 56 patients dosed based on the safety and efficacy signals of this analysis.

— Selected to be included in the Nasdaq Biotechnology Index (Nasdaq: NBI).

— Phase 2a trial with rNAPc2 for patients with acute coronary syndromes (ACS) was reinitiated.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800/562-8369 for domestic callers and 913/981-5581 for international callers. A telephone replay of the conference call will be available through Monday, August 23, 2004. To access the replay, please dial 888/203-1112 for domestic callers and 719/457-0820 for international callers, and reference passcode 669122.

In addition, this call is being webcast by CCBN and can be accessed via the Investor Relations section of Nuvelo’s Web site at www.nuvelo.com.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Upcoming Events

Full data from Nuvelo’s Phase 2 alfimeprase trial in patients with acute PAO will be featured in the ‘Advances in the Management of Arterial, Venous and Aortic Disease’ session at the upcoming TCT 2004 Scientific Symposium, September 30, 2004 in Washington, DC. The presentation will be given by one of Nuvelo’s principal investigators, Dr. Kenneth Ouriel, entitled, ‘Safety And Activity Of Alfimeprase For Catheter-Directed Thrombolysis In Patients With Lower Extremity, Acute Peripheral Arterial Occlusion: Report Of A Phase 2, Multi-Center, Multi-National, Open-Label, Dose-Escalation Study (NAPA-1).’

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, recently completed two Phase 2 trials in acute peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our Web site at www.nuvelo.com or by phoning 408-215-4000.

This press release contains “forward-looking statements” regarding the development and commercialization of Nuvelo’s potential therapeutic products, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2003 and subsequent quarterly reports on Form 10-Q. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Contract Revenue	910	394	1,553	1,678
Operating expense:
Research and development	9,785	7,270	26,097	18,072
General and administrative	2,075	7,675	3,900	11,523
Restructuring	—	—	—	—
(Gain) / loss on sale of fixed assets	(4)	1,518	(24)	1,562

Total operating expenses	11,856	16,463	29,973	31,157

Loss from operations	(10,946)	(16,069)	(28,420)	(29,479)
Realized Gain on investment	—	—	—	40
Interest expense, net	(14)	(239)	(218)	(451)

Loss before minority interest	(10,960)	(16,308)	(28,638)	(29,890)

Loss attributable to minority interest	—	—	—	—

Net loss	(10,960)	(16,308)	(28,638)	(29,890)

Basic and diluted net loss per share	(0.34)	(0.77)	(0.97)	(1.59)

Weighted average shares used in computing basic and diluted net loss per share	31,870	21,050	29,630	18,810

CONDENSED CONSOLIDATED BALANCE SHEET

AND OTHER DATA

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
Cash, cash equivalents and short term investments	$79,995	$34,189
Restricted cash	501	501
Total assets	108,490	57,809
Deferred revenue	—	—
Noncurrent portion of capital leases	351	1,079
Notes payable—long term	6,600	6,600
Accumulated deficit	(232,197)	(203,559)
Total stockholders’ equity (deficit)	$67,574	$22,701

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